Exhibit 99.1

DOLLAR TREE ANNOUNCES CFO SEARCH

Dollar Tree Stores, Inc. (NASDAQ: DLTR) today reported that Kent Kleeberger has resigned his position as Chief Financial Officer effective Friday, October 26th, in order to pursue other career opportunities.  The company has begun the process to identify a highly qualified CFO to replace Mr. Kleeberger and announced that plans for an orderly transition are in place.

"It has been a pleasure to work with everyone at Dollar Tree and to have been a part of the success of a great organization that has produced industry leading financial results while setting high standards for integrity and fairness," Mr. Kleeberger said.  "I am especially proud of the Finance team and our accomplishments over the past 3 years.  My decision to leave is based entirely upon my personal goals and the needs of my family.  Dollar Tree has exciting plans for the future, a history of solid execution and I wish them continued success."

Bob Sasser, President and CEO commented, "Kent has been a part of a very exciting chapter in the history of Dollar Tree.  With his help, our company has grown in size, earnings per share have increased and our performance has improved.  Above all, he has built a strong team that is extremely capable and motivated.  We wish for him the very best in his future endeavors."

Dollar Tree Stores operates 3,334 stores in 48 states as of August 4, 2007.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS:  This press release may contain "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, or estimate.  For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the “Risk Factors,” "Business," and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our Annual Report on Form 10 - K filed April 4, 2007 and our Quarterly Report on Form 10-Q filed September 12, 2007.  In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree Stores, Inc., Chesapeake
Timothy J. Reid
757-321-5284
www.DollarTree.com

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